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EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Equity Inns, Inc. on Forms S-3 (File Nos. 33-99480 and 33-90364) of our report dated January 23, 1997, except as to Note 10 for which the date is February 10, 1997, on our audits of the consolidated financial statements and financial statement schedule of Equity Inns, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and for the period from March 1, 1994 (inception of operations) through December 31, 1994, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.






Memphis, Tennessee
March 17, 1997